Exhibit 10.1

WALGREENS BOOTS ALLIANCE, INC.

2013 OMNIBUS INCENTIVE PLAN

AMENDED AND RESTATED EFFECTIVE DECEMBER 31, 2014

Walgreens Boots Alliance, Inc.

2013 Omnibus Incentive Plan

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	7.04	Restricted Stock Units	24
	7.05	Dividend Equivalents	24
	7.06	Performance Shares and Performance Units	25
	7.07	Annual Equity Grants, Deferred Stock Units and Deferrals for Non-Employee Directors	26
	7.08	Bonus Stock and Other Awards	28
	7.09	Cash Awards	28

VIII.	Performance Awards		28

	8.01	Performance Awards Generally	28
	8.02	Performance Awards Under Section 162(m) of the Code	29
	8.03	Performance Criteria	30
	8.04	Settlement of Performance Awards	32
	8.05	Written Determinations	32
	8.06	Additional and Substitute Awards	32
	8.07	Interest	33
	8.08	Exemptions from Section 16(b) Liability	33

IX.	Change in Control		33

	9.01	Committee Discretion for Awards that are not 409A Compensation	33
	9.02	Effect of Change in Control on 409A Compensation	34

X.	General Provisions		34

	10.01	Additional Award Forfeiture Provisions	34
	10.02	Compliance with Legal and Other Requirements	34
	10.03	Designation of Beneficiary	35
	10.04	Tax Provisions	36
	10.05	Limitation on Benefits	37
	10.06	Amendment and Termination of the Plan	39
	10.07	No Repricing	39
	10.08	Clawback; Right of Setoff	39
	10.09	Nonexclusivity of the Plan	39
	10.10	Treatment of Awards by Other Plans	39
	10.11	Payments in the Event of Forfeitures; Fractional Shares	40
	10.12	Considerations Under Section 409A of the Code	40
	10.13	Governing Law	40
	10.14	Awards to Participants Outside the United States	40
	10.15	Limitation on Rights Conferred under Plan	41
	10.16	Severability; Entire Agreement	41
	10.17	Plan Term	41
	10.18	Gender and Number	42
	10.19	General Creditor Status	42

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Walgreens Boots Alliance, Inc.

2013 Omnibus Incentive Plan

I.	Background

1.01 Walgreen Co., an Illinois corporation (“Walgreens”), previously maintained the Walgreen Co. Executive Option Plan, which was originally effective October 13, 1982 and then known as the Walgreen Co. 1982 Executive Incentive Stock Option Plan (the “Former Stock Option Plan”). The Former Stock Option Plan was thereafter amended and restated from time to time and most recently was amended and restated effective January 13, 2010 and approved by the shareholders of Walgreens at the annual shareholder meeting on January 13, 2010.

1.02 Walgreens previously maintained the Walgreen Co. Long-Term Performance Incentive Plan, which was originally effective September 1, 1980 and then known as the Walgreen Co. Restricted Performance Share Plan (the “Former Incentive Plan”). The Former Incentive Plan was thereafter amended from time to time and most recently was amended and restated effective January 10, 2007 and was approved by the shareholders of Walgreens at the annual shareholder meeting on January 10, 2007.

1.03 Walgreens previously maintained the Walgreen Co. Nonemployee Director Stock Plan, which was originally effective November 1, 1996 (the “Former Director Plan”). The Former Director Plan was thereafter amended form time to time and most recently amended and restated effective January 14, 2004 and approved by the shareholders of the Company at the annual shareholder meeting on January 14, 2004, and subsequently amended.

1.04 Walgreens previously maintained the Walgreen Co. Broad Based Employee Stock Option Plan, which was originally effective July 10, 2002 (the “Former Broad Based Plan”). The Former Broad Based Plan was amended from time to time.

1.05 Effective as of January 9, 2013, Walgreens consolidated the Former Stock Option Plan, the Former Incentive Plan, the Former Director Plan, and the Former Broad Based Plan (the “Former Plans”) into a single amended and restated document in the form of the Walgreen Co. 2013 Omnibus Incentive Plan (the “Plan”) and provided in that document a framework for administration of the annual Management Incentive Plan, for ease of administration and transparency to shareholders. From and after January 9, 2013, the date upon which shareholder approval of the Plan was obtained, no further awards may be granted under the Former Stock Option Plan, Former Incentive Plan, Former Director Plan or Former Broad Based Plan as in effect prior to the adoption of the Plan.

1.06 Walgreens established the Plan effective January 9, 2013 (“Effective Date”).

1.07 Unless the context requires otherwise, the terms and provisions of the Plan shall apply to outstanding awards granted prior to the Effective Date under the Former Stock Plan, the Former Incentive Plan, and the Former Director Plan.

1.08 On December 31, 2014, a reorganization of Walgreens into a holding company structure (the “Reorganization”) was completed. Pursuant to the Reorganization, Walgreens became a wholly owned subsidiary of a new Delaware corporation named Walgreens Boots

Alliance, Inc. (the “Company”). In connection with the Reorganization, the Plan and all Awards then outstanding under the Plan were assumed by the Company. Accordingly, the Plan is hereby amended and restated as set forth herein, effective as of December 31, 2014, in order to reflect its assumption by the Company.

II.	Purpose

The purpose of the Plan is to aid the Company in attracting, retaining, motivating and rewarding employees, Non-Employee Directors, and other persons who provide substantial services to the Company or its Affiliates, to provide for equitable and competitive compensation opportunities, including deferral opportunities, to encourage long-term service, to recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for shareholders by closely aligning the interests of Participants with those of shareholders. The Plan authorizes stock-based and cash-based incentives for Participants.

III.	Definitions

In addition to the terms defined in Article I above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

3.01	“Affiliate” means any person with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, except that in applying Sections 1563(a)(1), (2) and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Sections 1563(a)(1), (2) and (3) of the Code, and in applying Treas. Reg. §1.414(c)-2 for purposes of determining a controlled group of trades or businesses under Section 414(c) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Treas. Reg. §1.414(c)-2. Notwithstanding the foregoing, where justified by legitimate business criteria as determined by the Committee in its sole discretion, “at least 20 percent” shall be substituted for “at least 50 percent” in the preceding sentence in determining whether a Participant has had a Termination of Service.

3.02	“Award” means any Option, SAR, Restricted Stock Share, Restricted Stock Unit, Performance Share, Performance Share Unit, Stock granted as a bonus or in lieu of another award, together with any related right or interest, granted to an Eligible Person under the Plan.

3.03	“Award Agreement” means the agreement setting forth the terms and conditions to which an Award is subject, to the extent not provided in the Plan, together with any additional documents (such as Beneficiary designations) relating to a specific Award.

3.04	“Beneficiary” means the individual or entity designated by the Participant to receive the benefits specified under the Participant’s Award upon such Participant’s death. See Section 10.03. No Beneficiary shall have any rights under the Plan prior to the death of the Participant.

3.05	“Beneficial Owner” has the meaning specified in Rule 13d-3 under the Exchange Act.

3.06	“Board” means the Board of Directors of the Company.

3.07	“Cause” means any one or more of the following, as determined by the Committee or its delegate in its sole discretion:

(a)	a Participant’s commission of a felony or any crime of moral turpitude;

(b)	a Participant’s dishonesty or material violation of standards of integrity in the course of fulfilling his or her employment duties to the Company or any Affiliate;

(c)	a material violation of a material written policy of the Company or any Affiliate violation of which is grounds for immediate termination;

(d)	willful and deliberate failure on the part of the Participant to perform his or her employment duties to the Company or any Affiliate in any material respect, after reasonable notice of such failure and an opportunity to correct it; or

(e)	failure to comply in any material respect with the Foreign Corrupt Practices Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the Truth in Negotiations Act, or any rules or regulations thereunder.

3.08	“Change in Control” means

(a)	except as provided in (b) and (c), for Awards granted on and after the Effective Date, any one or more of the following:

(i)	any one person, or more than one person acting as a group other than (A) an employee benefit plan (or related trust) of the Company or a subsidiary or (B) the Company or a subsidiary (collectively, the “Excluded Persons”) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; or

(ii)

any one person, or more than one person acting as a group (other than any Excluded Person), acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the

Company that constitutes thirty percent (30%) or more of the total fair market value or total voting power of the stock of the Company; or

(iii)	any one person, or more than one person acting as a group (other than any Excluded Person), acquires (or has acquired during the twelve (12)-month period ending on date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions; or

(iv)	a majority of members of the Company’s Board is replaced during any twelve (12)-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election; and

(b)	for Awards granted before the Effective Date, a “change in control” as defined under the applicable Former Plan; and

(c)	for Awards that are 409A Compensation granted prior to January 8, 2014, a “change in control” as defined in the Plan prior to January 8, 2014; provided that such change in control is a change in ownership of the Company (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v)), a change in effective control of the Company (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi)(A)), or a change in the ownership of a substantial portion of the Company’s assets (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii)).

Notwithstanding the provisions of Section 3.08(a), there shall not be a Change in Control if any event described in Section 3.08(a) occurs, and immediately following such event: (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the outstanding Stock and outstanding Company voting securities immediately prior to such event will beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the outstanding shares of Stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such event (including, without limitation, a corporation which as a result of such event owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such corporate transaction, of the outstanding Stock and outstanding Company voting securities, as the case may be; (2) no person (other than an Exempt Person or a corporation resulting from such event) will beneficially own, directly or indirectly, thirty percent (30%) or more of, respectively, the outstanding shares of common stock of the corporation resulting from such event or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed prior to the event; and (3) individuals who were members of the incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such corporate transaction will constitute at least a majority of the members of the board of directors of the corporation resulting from such corporate transaction.

3.09	“Code” means the Internal Revenue Code of 1986, as amended. Reference to any provision of the Code or regulation thereunder shall include any successor provision and any regulations and other applicable guidance or pronouncement of the Internal Revenue Service or the Department of the Treasury and applicable case law relating to such Section of the Code.

3.10	“Committee” means except for purposes of Section 7.07 and Awards thereunder, the Compensation Committee of the Board, the composition and governance of which is established in the Committee’s charter as approved from time to time by the Board. Each member of the Committee is intended to qualify as “independent” as determined in accordance with the regulations of the stock exchange on which the Stock is principally registered, and the Company’s categorical standards, and to qualify as a “non-employee director” under SEC Rule 16b-3, and as an “outside director” under Section 162(m) of the Code. However, no action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet the foregoing qualification standards. For purposes of Section 7.07 and Awards thereunder, “Committee” means the Nominating and Governance Committee of the Board, the composition and governance of which is established in the Committee’s charter as approved from time to time by the Board. The full Board may perform any function of the Committee hereunder except to the extent limited under the applicable stock exchange policies and requirements for listed companies or the Company’s bylaws, in which case the term “Committee” shall refer to the Board. To the extent the Committee has delegated authority to another person or persons the term “Committee” shall refer to such other person or persons.

3.11	“Company” means Walgreens Boots Alliance, Inc. and any successor thereto.

3.12	“Deferred Award” means any Award to the extent that by its terms the Award will not or might not be paid or otherwise settled in full no later than the 15th day of the third month after the later of (a) the last day of the first calendar year in which the Award is no longer subject to a Substantial Risk of Forfeiture or (b) the last day of the Company’s first fiscal year in which the Award is no longer subject to a Substantial Risk of Forfeiture.

3.13	“Director” means a member of the Board.

3.14	“Disability” means that the Participant has become disabled as provided in the long-term disability plan of the Company or an Affiliate applicable to the Participant (or which would be applicable if the Participant elected coverage under such plan).

3.15	“Dividend Equivalent” means a right granted to an Eligible Person to receive cash, Stock, or other property equal in value to all or a specified portion of the dividends paid with respect to a specified number of shares of Stock in connection with dividend declarations, reclassifications, spin-offs, and the like.

3.16	“Effective Date” is defined in the Preamble.

3.17	“Eligible Person” means an employee of the Company or any Affiliate, including any executive officer or Non-Employee Director of the Company.

3.18	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time and the rules and regulations thereunder.

3.19	“Fair Market Value” means as of any applicable date:

(a)	If the Stock is listed on the NASDAQ Stock Market or other United States national securities exchange registered under the Exchange Act, the value under such of the following as the Committee shall determine based on actual reported transactions in such Stock on the NASDAQ Stock Market or such other exchange:

(i)	The last sale before or the first sale after the date the Award is granted;

(ii)	the closing sales price on such date or (whether or not sales are reported on such date) the last preceding date on which a sale was reported;

(iii)	the arithmetic mean of the high and low prices on such date or (whether or not sales are reported on such date) the last preceding date on which sales were reported;

(iv)	the average selling price of the Stock over a specified period beginning within 30 days before and ending within 30 days after the applicable date, based on the arithmetic mean of such selling prices during the specified period, or an average of such prices weighted based on the volume of trading of the Stock on each trading date during the specified period; provided, however, that such method may be used only if the relevant Eligible Person, the number and class of shares of Stock subject to such method, and the method for determining such price including the period over which the average are determined, are irrevocably determined and set forth in an Award Agreement before the beginning of the specified period.

The Committee may apply different of the foregoing methods for different purposes; provided, however, that if no other method is determined by the Committee the Fair Market Value shall be determined based on the closing sales price on the last preceding date on which a sale was reported, and the grant price for an Option or Stock Appreciation Right shall be (i) the closing sales price on the date of grant if Stock is traded on such date, or (ii) the closing sales price on the next date on which Stock is traded.

(b)	If Stock publicly traded but is not listed on any such exchange, any of the methods set forth in subsection (a) applied to the bid quotations with respect to a share of Stock on the OTC Bulletin Board or other over-the-counter quotation system then in use as the principle system then available for reporting or ascertaining quotations for the Stock; and

(c)	If Stock is not publicly traded, the fair market value on the applicable date of a share of Stock as determined by the Committee in good faith.

3.20	“Former Plan” means any of the Walgreen Co. Executive Option Plan, the Walgreen Co. Long-Term Performance Incentive Plan, the Walgreen Co. Nonemployee Director Stock Plan, and the Walgreen Co. Broad-Based Employee Stock Option Plan.

3.21	“409A Compensation” means a Deferred Award or other compensation that is “nonqualified deferred compensation” subject to Section 409A of the Code, regardless of when granted or awarded.

3.22	“Incentive Stock Option” or “ISO” means any Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, and qualifying thereunder.

3.23	“Non-Employee Director” means a Director who is not an employee of the Company or an Affiliate.

3.24	“Nonstatutory Option” means an Option that is not an Incentive Stock Option.

3.25	“Option” means a right granted to an Eligible Person to purchase a number of shares of Stock (which may be Restricted Stock) at a specified price during a specified time period, and subject to such other terms and conditions as the Committee may determine. The term “Option” includes both an Incentive Stock Option and a Nonstatutory Option.

3.26	“Other Awards” means cash or Stock-based Awards granted to an Eligible Person under Section 7.08 or 7.09.

3.27	“Participant” means an Eligible Person (or former Eligible Person) who has been granted an Award under the Plan which remains outstanding or which remains subject to any provision of this Plan, including without limitation Sections 10.01 and 10.08.

3.28	“Performance Award” means an Award that (in addition to any other conditions) is conditional based upon the degree of satisfaction of performance criteria specified by the Committee. Performance Awards include, but are not limited to, Performance Shares and Performance Units.

3.29	“Performance Share” means a conditional right granted to an Eligible Person to receive a variable number of shares of Stock based upon the degree of satisfaction of performance criteria specified by the Committee.

3.30	“Performance Unit” means a conditional right granted to an Eligible Person to receive a payment equal to the value of the performance unit based upon the degree of satisfaction of criteria specified by the Committee.

3.31	“Restricted Stock” means a Restricted Stock Share or a Restricted Stock Unit.

3.32	“Restricted Stock Share” means a share of Stock granted to an Eligible Person under Section 7.03 which is subject to certain restrictions and to a substantial risk of forfeiture.

3.33	“Restricted Stock Unit” or “RSU” means a bookkeeping entry representing a hypothetical share of Stock granted to an Eligible Person under Section 7.04 which is subject to certain restrictions and to a substantial risk of forfeiture. A Restricted Stock Unit shall have a nominal value on any date equal to the Fair Market Value of one share of Stock on that date. A Restricted Stock Unit may be settled for cash, property, or shares of Stock, and may be a Performance Award. Restricted Stock Units represent an unfunded an unsecured obligation of the Company.

3.34	“Retire” or “Retirement” means a Termination of Service for any reason other than a Termination of Service for Cause, Disability, or death after attaining age 55 and having at least 10 years of service (whether as an employee or Director) with the Company or any Affiliate.

3.35	“Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

3.36	“Separation from Service” means

(a)

In the case of an individual who is an employee of the Company or an Affiliate, the employee’s termination of employment with the Company and its Affiliates. Whether a termination of employment has occurred shall be determined based on whether the facts and circumstances indicate the individual and the employer reasonably anticipate that no further services will be performed by the individual for the Company and its Affiliates; provided, however, that an individual shall be deemed to have a Separation from Service if the level of services he or she would perform for the Company and its Affiliates after a certain date permanently decreases to no more than twenty percent (20%) of the average level of bona fide services performed for the Company and its Affiliates (whether as an employee or independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company and its Affiliates if the individual has been providing services for less than 36 months). For this purpose, an individual is not treated as having a Separation from Service while he or she is on a military leave, sick leave, or other bona fide leave of absence, if the period of such leave does not exceed six months (90 days in the case of an Incentive Stock Option), or if longer, so long as the individual has a right to reemployment with the Company or an Affiliate under an applicable statute or by contract; and

(b)	In the case of a Director, the individual ceases to be a Director of the Company and all Affiliates, unless immediately upon such cessation the individual has a relationship with the Company or an Affiliate such that such cessation would not be a separation from service under Section 409A of the Code, in which case a Separation from Service will occur upon the cessation of such relationship as provided in Section 409A of the Code; and

(c)	In the case of a consultant or advisor, the individual ceases to have a contractual obligation to perform consulting services for the Company and all Affiliates, unless immediately upon such cessation the individual has a relationship with the Company or an Affiliate such that such cessation would not be a separation from service under Section 409A of the Code, in which case a Separation from Service will occur upon the cessation of such relationship as provided in Section 409A of the Code.

(d)	Notwithstanding the foregoing, no such event shall be a Separation from Service if immediately upon such event the individual continues to be an Eligible Person by reason of another relationship with the Company or any Affiliate from which no Separation from Service has occurred.

3.37 “Specified Employee” means an individual who, as of the date of his or her Termination of Service, is a key employee of the Company or any Affiliate whose stock is publicly traded, as determined under the policy of the Company as in effect from time to time, for determining “specified employees” consistent with the requirements of Section 409A of the Code.

3.38 “Stock” means a share of the Company’s common stock $0.01 par value and any other equity securities of the Company that may be substituted or resubstituted for such Stock.

3.39 “Stock Appreciation Right” or “SAR” means a right granted to an Eligible Person to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee, which grant price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such SAR.

3.40 “Substantial Risk of Forfeiture” means such term as described in Treas. Reg. §§ 1.409A-1(d) and 1.409A-1(b)(4).

3.41 “Termination of Service” “termination of employment”, and words of similar import, unless the context clearly indicates otherwise, mean termination of employment (or for a Participant who is not an employee, termination of service), as determined by the Committee; provided that in the case of an Award that is 409A Compensation, such term shall mean Separation from Service.

IV.	Administration

4.01 Authority of the Committee. The Plan shall be administered by the Compensation Committee of the Board or by a duly appointed delegate of the Committee, which shall have full and final authority, in its discretion, in each case subject to and consistent with the provisions of the Plan,

(a)	to determine which Eligible Persons shall be granted Awards;

(b)	to determine the type and size of Awards, the dates on which Awards may be granted, exercised or settled and on which the risk of forfeiture or any deferral period relating to Awards shall lapse or terminate, and to accelerate any such dates;

(c)	to determine the expiration date of any Award;

(d)	to determine whether an Award will be granted on a standalone or tandem basis;

(e)	to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property;

(f)	to determine other terms and conditions of, and all other matters relating to, Awards;

(g)	to prescribe Award Agreements evidencing or setting terms of Awards (such Award Agreements need not be identical for each Participant);

(h)

to adopt amendments to Award Agreements; provided that, except as set forth herein or in the Award Agreement, the Committee shall not amend an Award Agreement in a manner that materially and adversely affects the Participant without the consent of the Participant (for this purpose, actions that alter the timing of federal income taxation of a Participant will not be deemed material unless such action results in an income tax penalty on the Participant);

(i)	to establish rules and regulations for the administration of the Plan and amendments thereto and to create sub-plans;

(j)	to determine whether, to what extent, and under what circumstances any Award shall be terminated or forfeited or the Participant shall be required to disgorge to the Company gains or earnings attributable to an Award;

(k)	to construe and interpret the Plan and Award Agreements and correct defects, supply omissions or reconcile inconsistencies therein;

(l)	to make all other decisions and determinations (including factual determinations) in its discretion as the Committee may deem necessary or advisable for the administration of the Plan.

Decisions of the Committee with respect to the administration and interpretation of the Plan and any Award Agreement shall be final, conclusive, and binding upon all persons interested in the Plan, including all Eligible Persons, Participants, Beneficiaries, transferees under Section 6.05(c) and other persons claiming rights from or through a Participant, and shareholders. The foregoing notwithstanding, to the extent required by the Company’s bylaws, the Board shall perform the functions of the Committee for purposes of granting Awards under the Plan to Non-Employee Directors and shall have all the powers of the Committee with respect thereto (authority with respect to other aspects of Non-Employee Director awards is not exclusive to the Board, however).

4.02 Manner of Exercise of Committee Authority.

(a)	The Committee may act through subcommittees, including for purposes of perfecting exemptions under Rule 16b-3 (in which case the members of the Committee who qualify as Non-Employee Directors shall act as the Committee), or qualifying Awards under Section 162(m) of the Code as performance-based compensation (in which case the members of the Committee who qualify as outside Directors under Section 162(m) of the Code shall act as the Committee). The express grant of any specific power to the Committee, and the taking of any action by the Committee or a subcommittee, shall not be construed as limiting any power or authority of the Committee.

(b)	Subject to the Company’s by-laws and applicable law, the Committee may delegate to any other Committee of the Board or to one or more members of the Board the authority, subject to such terms as the Committee may determine, to exercise such powers and authority and perform such functions as the Committee in its discretion may determine. Such delegation may be revoked at any time.

(c)	The Committee may delegate to officers of the Company or any Affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions and exercise such powers and authority, as the Committee in its discretion may determine, to the fullest extent permitted under the Delaware General Corporation Law and the Company’s bylaws. Such delegation may be revoked at any time.

(d)	Except to the extent prohibited by applicable law, the Committee may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to the Committee under the Plan. Such delegation may be revoked at any time.

4.03 Advisors and Agents of the Committee. The Committee may (i) authorize one or more of its members or an agent to execute or deliver any instrument, and make any payment on its behalf and (ii) utilize and cause the Company to pay for the services of associates and engage accountants, agents, clerks, legal counsel, record keepers and professional consultants (any of whom may also be serving another Affiliate of the Company) to assist in the administration of this Plan or to render advice with regard to any responsibility under this Plan.

4.04 Records and Reports of the Committee. The Committee shall maintain records and accounts relating to the administration of the Plan.

4.05 Limitation of Liability; Indemnification. The members of the Board, the Compensation Committee, and their delegates, shall have no liability with respect to any action or omission made by them in good faith nor from any action made in reliance on (i) the advice or opinion of any accountant, legal counsel, medical adviser or other professional consultant or (ii) any resolutions of the Board certified by the secretary or assistant secretary of the Company. Each member of the Board, the Compensation Committee, and each employee of the Company or any Affiliate to whom are delegated duties, responsibilities and authority with respect to the Plan shall be indemnified, defended, and held harmless by the Company and its Affiliates and their respective successors against all claims, liabilities, fines and penalties and all expenses (including but not limited to attorneys fees) reasonably incurred by or imposed on such member or employee that arise as a result of his actions or failure to act in connection with the operation and administration of the Plan, to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty or expense is not paid for by liability insurance purchased by or paid for by the Company or an Affiliate. Notwithstanding the foregoing, the Company or an Affiliate shall not indemnify any person for any such amount incurred through any settlement or compromise of any action unless the Company or Affiliate consents in writing to such settlement or compromise.

4.06 Expenses. Expenses relating to the Plan prior to its termination shall be paid from the general assets of the Company or an Affiliate. Any individual who serves as a member of the Committee shall receive no compensation for such service.

4.07 Service in More than One Capacity. Any person or group of persons may serve the Plan in more than one capacity.

V.	Shares Subject to Plan

5.01 Overall Number of Shares Available for Delivery. Subject to adjustment as provided in Section 5.04, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be:

(a)	Shares of Stock available as of the Effective Date under the Former Plans;

(b)	Shares of Stock which become available from the Former Plans or the Share Walgreens Walgreen Co. Stock Purchase/Option Plan after the Effective Date in accordance with Section 5.02; and

(c)	Forty million (40,000,000) additional shares of Stock, subject to the approval of this Plan by shareholders of the Company;

provided, however, that the total number of shares with respect to which ISOs may be granted shall not exceed 15,000,000. Of the shares described in (a), (b) and (c), 100% may be delivered in connection with “full-value Awards,” meaning Awards other than Options, SARs, or Awards for which the Participant pays the intrinsic value either directly or in exchange for (or by foregoing) a right to receive a cash payment from the Company equal to the intrinsic value of the Award; provided, however, that any shares granted under Options or SARs shall be counted against the share limit on a one-for-one basis and any shares granted as full-value Awards shall be counted against the share limit as three (3) shares for every one (1) share subject to such Award. The Company shall at all times during the term of the Plan retain as authorized and unissued Stock or treasury Stock at least the number of shares of Stock from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.

5.02 Share Counting Rules.

(a)	The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.

(b)	Shares of Stock subject to an Award will again be available for Awards if the Award (or an award under a Former Plan or under the Share Walgreens Walgreen Co. Stock Purchase/Option Plan) is canceled, expired, forfeited, settled in cash or otherwise terminated or settled without delivery of the full number of shares of Stock subject to such Award. The following shares of Stock will not be added to the total number of shares available or to be made available again for delivery under the Plan: (i) Shares not issued or not delivered as a result of the net settlement of an outstanding Option or Stock Appreciation Right; (ii) Shares delivered to or withheld by the Company to pay the exercise price of or withholding taxes with respect to an Award; and (iii) shares of Stock repurchased by the Company on the open market with the proceeds from the payment of the exercise price of an Option.

(c)	In the case of any Award granted in substitution for an award of a company or business acquired by the Company or an Affiliate, shares delivered or to be delivered in connection with such substitute Award shall not be counted against the number of shares reserved under the Plan, but shall be available under the Plan by virtue of the Company’s assumption of the plan or arrangement of the acquired company or business.

(d)	This Section shall apply to the number of shares reserved and available for ISOs only to the extent consistent with applicable regulations relating to ISOs under the Code.

(e)	Because shares will count against the number reserved in Section 5.01 upon delivery (or later vesting) and subject to the share counting rules under this Section 5.02, the Committee may determine that Awards may be outstanding that relate to more shares than the aggregate remaining available under the Plan, so long as Awards will not result in delivery and vesting of shares in excess of the number then available under the Plan.

5.03 Per Person Award Limits. Subject to Section 5.04, the aggregate number of shares of Stock subject to Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code granted during any calendar year to any one Eligible Person (taking into account the maximum number payable based on performance exceeding target objectives) shall not exceed 1,000,000. This 1,000,000 share maximum also applies to options and SARs. The maximum amount payable as a cash Award for any performance period to an Eligible Person that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be $10 million per calendar year. In the case of an award with a multi-year performance period, the 1,000,000 Share and $10 million limit shall apply to each calendar year (or portion thereof) in the performance period.

5.04 Adjustments. In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the shares of Stock such that an adjustment is appropriate, or, in the case of any outstanding Award, necessary, in order to prevent dilution or enlargement of the rights of the Participant, then the Committee shall, in an equitable manner as determined by the Committee, adjust any or all of (i) the aggregate number and kind of shares of Stock which may be delivered in connection with Awards granted under the Plan, (ii) the number and kind of shares of Stock by which annual per person Award limitations are measured under Section 5.03, (iii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards, and (iv) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Option provided that no such adjustment shall be authorized or made if and to the extent that the existence of such authority (i) would cause Options, SARs, or Performance Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code to otherwise fail to qualify as “performance-based compensation” under Section 162(m) of the Code, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treas. Reg. § 1.162-27(e)(4)(vi), under the performance goals relating to Options; SARs or Performance Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

5.05 Former Plans. Upon shareholder approval of this Plan, no further grants of Awards will be made under any Former Plan.

VI.	Eligibility and General Conditions for Awards

6.01 Eligibility. Awards may be granted under the Plan only to Eligible Persons. An employee on leave of absence, including for a Disability, who has not had a Termination of Service may be considered as still in the employ of the Company or an Affiliate for purposes of eligibility for participation in the Plan.

6.02 Awards. Awards may be granted on the terms and conditions set forth in this Plan. In addition, the Committee may impose on any Award, or the exercise thereof, at the date of grant or thereafter (subject to Section 10.06), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine in its sole discretion, including performance conditions for the exercise or vesting of an Award, terms requiring forfeiture of Awards in the event of Termination of Service by the Participant or other events or actions by the Participant, terms for deferred payment or other settlement of an Award, and terms permitting a Participant to make elections relating to his or her Award. Such terms and conditions need not be uniform among types of Awards nor among Eligible Persons receiving the same type of Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan. The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Delaware General Corporation Law, and may otherwise require payment of consideration for an Award except as limited by the Plan.

6.03 Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award shall be set forth in an Award Agreement.

6.04 Vesting; Termination of Service. The Committee may determine and set forth in the Award Agreement the vesting schedule for the Award and the extent to which an Award not vested shall be forfeited or shall terminate upon a Participant’s Termination of Service. Unless otherwise stated in the Award Agreement, an Award that vests based on the continued performance of services shall not be vested until the third anniversary of the date of grant of the Award, at which time the Award shall vest in full, provided the Participant has not had a Termination of Service. Except as otherwise provided in such Award Agreement or subsection (e), (f) or (g) below, Awards held by a Participant upon Termination of Service shall be treated as follows, based on the determination by the Committee in its sole discretion of the reason for Termination of Service:

(a)	Death or Disability. Upon a Participant’s Termination of Service on account of death or Disability, all Awards that are not Performance Awards shall become fully vested and nonforfeitable. Options and SARs outstanding at the time of death (whether or not then exercisable) shall become and remain exercisable for one year following the date of death or Termination of Service on account of Disability (or until the expiration of their stated term, if shorter) and then terminate. Performance Awards shall become vested (or be forfeited) based on actual performance and shall be settled at the same time as such Performance Awards to other Participants are settled.

(b)	Cause. Upon a Participant’s Termination of Service for Cause, all Awards (whether or not then vested or forfeitable under the terms of the Award) shall be forfeited and terminate. In the event that within one year after Termination of Service a Participant commits an act or omission that would be Cause, or it is discovered that the Participant has committed such act or omission before Termination of Service, then the Committee may in its discretion determine that the Termination of Service shall be deemed to have occurred for Cause.

(c)	Involuntary Termination Other Than for Cause, or Retirement. Upon a Participant’s Termination of Service due to involuntary termination by the Company or Affiliate for a reason other than Cause, or upon the Participant’s Retirement, the Participant shall be deemed to have one year of additional service for purposes of all Awards vesting based on continued performance of services. Any Option or SAR shall remain exercisable for the lesser of one month following the date of Termination of Service (e.g., if Termination of Service occurs on the 14th day of a calendar month, the Award shall remain exercisable until the 13th day of the following calendar month) or until the expiration of its stated term, if shorter, and then terminate. Any Performance Awards (other than an Option or SAR) for which one year or less remains in the Performance Period shall become vested pro rata (subject to achievement of the performance conditions) based on ratio of the full months of service prior to Termination of Service to the total number of months in the Performance Period; and shall be settled at the same time as such Performance Awards to other Participants are settled. To the extent continued or additional vesting is not provided under this subsection, the Awards shall be forfeited.

(d)	Voluntary Termination Other than for Retirement or Disability. Upon a Participant’s voluntary Termination of Service for a reason other than Retirement or Disability, all outstanding Awards, whether or not then vested or forfeitable under the terms of the Award (other than a vested Deferred Award or an Award to a Non-Employee Director under Section 7.07) shall be forfeited and terminate. Vested Deferred Award and Awards to a Non-Employee Director under Section 7.07 shall remain payable in accordance with their terms.

(e)	Automatic Extended Exercisability in Certain Cases. Notwithstanding the foregoing provisions of this Section, if the date an Award would otherwise terminate is a date that the Participant is prohibited from exercising the Award under the Company’s insider trading policy or such other conditions under applicable securities laws as the Committee shall specify, the term of the Award shall be extended to the second business day after the Participant is no longer so prohibited from exercising the Award, but in no event shall the Award be extended beyond the original stated term of the Award.

(f)	Automatic Exercise in Certain Cases. In addition, if determined by the Committee in its discretion, on such terms and conditions and under such circumstances as the Committee shall establish, which may be applied differently among Participants or Awards, Options and SARs will be deemed exercised by the Grantee (or in the event of the death of or authorized transfer by the Grantee by the beneficiary or transferee) on the expiration date of the Option or SAR using a net share settlement (or net settlement) method of exercise to the extent that as of such expiration date the Option or SAR is vested and exercisable and the per share exercise price of the Option or SAR is below the Fair Market Value of a share of Stock on such expiration date.

(g)	Waiver by Committee. Notwithstanding the foregoing provisions of this Section, the Committee may in its sole discretion as to all or part of any Award as to any Participant, at the time the Award is granted or thereafter, which treatment need not be uniform among Participants, determine that Awards shall become exercisable or vested upon a Termination of Service, determine that Awards shall continue to become exercisable or vested in full or in installments after Termination of Service, extend the period for exercise of Options or SARs following Termination of Service (but not beyond the original stated term of the Option or SAR), or provide that any Performance Based Award shall in whole or in part not be forfeited upon such Termination of Service.

6.05 Nontransferability of Awards.

(a)	During the Participant’s lifetime, each Award and each right under any Award shall be exercisable only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative, or by a transferee receiving such Award pursuant to a domestic relations order issued by a court with jurisdiction over the Company, requiring the transfer of the award. Nothing herein shall be construed as requiring the Committee to honor a domestic relations order except to the extent required under applicable law.

(b)	No Award (prior to the time, if applicable, unrestricted shares of Stock are delivered in respect of such Award or Restricted Stock becomes unrestricted), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution (or in the case of Restricted Stock Shares, by transfer to the Company); and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(c)	Notwithstanding subsections (a) and (b) above, a Participant may transfer a Nonstatutory Option or SAR for no consideration to a Permitted Transferee in accordance with rules and subject to such conditions as may be specified by the Committee in the Award Agreement or in the Committee’s rules or procedures of general application. For this purpose, a “Permitted Transferee” in respect of any Participant means any member of the Immediate Family of such Participant, any trust of which all of the primary beneficiaries are such Participant or members of his or her Immediate Family, or any partnership (including limited liability companies and similar entities) of which all of the partners or members are such Participant or members of his or her Immediate Family; and the “Immediate Family” of a Participant includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employee’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the employee) control the management of assets, and any other entity in which these persons (or the employee) own more than fifty percent of the voting interests. Such Award may he exercised by such transferee in accordance with the terms of such Award. Following the transfer of a Nonstatutory Stock Option or SAR to a Permitted Transferee, the Permitted Transferee shall have all of the rights and obligations of the Participant to whom the Award was granted and such Participant shall not retain any rights with respect to the transferred Award, except that (i) the payment of any tax attributable to the exercise of the Nonstatutory Stock Option or SAR shall remain the obligation of the Participant, (ii) the period during which the Nonstatutory Stock Option or SAR shall become exercisable or remain exercisable shall depend on the service of the original Participant and the circumstances of his or her Termination of Service. A Permitted Transferee may not again transfer an Award to another Permitted Transferee.

(d)

If for any reason an Award is exercised or shares of Stock are to be delivered or payment is to be made under any Award to a person other than the original Participant, the person exercising or receiving delivery or payment under such Award shall, as a condition to such exercise, delivery or receipt, supply to the Committee such evidence as the Committee may reasonably require to establish the identity of such person and such person’s right to exercise or receive delivery or payment under such Award. A Permitted Transferee or other transferee, Beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Participant shall be subject to the provisions of the Plan and any applicable Award Agreement, except to the extent the Plan and Award Agreement otherwise provide with respect to such persons, and to any additional restrictions or limitations deemed necessary or appropriate by the Committee.

6.06 Cancellation and Rescission of Awards. Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold, or otherwise limit or restrict any unexercised Award at any time if the Participant is not in compliance with all applicable provisions of the Award Agreement and the Plan.

6.07 Stand-Alone, Tandem and Substitute Awards.

(a)	Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan; provided that if the stand-alone, tandem or substitute Award is intended to qualify as performance-based compensation under Section 162(m) of the Code, it must separately satisfy the requirements for performance-based compensation. If an Award is granted in substitution for another Award or any non-Plan award or benefit, the Committee shall require the surrender of such other Award or non-Plan award or benefit in consideration for the grant of the new Award. Awards granted in addition to or in tandem with other Awards or non-Plan awards or benefits may be granted either at the same time as or at a different time from the grant of such other Awards or non-Plan awards or benefits.

(b)	The Committee may, in its discretion and on such terms and conditions as the Committee considers appropriate in the circumstances, grant Awards under the Plan (“Substitute Awards”) in substitution for stock and stock-based awards (“Acquired Entity Awards”) held immediately prior to such merger, consolidation or acquisition by employees or directors of another corporation or entity who become Eligible Persons as the result of a merger or consolidation of the employing corporation or other entity (the “Acquired Entity”) with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the Acquired Entity, in order to preserve for such newly Eligible Persons the economic value of all or a portion of such Acquired Entity Award, at such price as the Committee determines necessary to achieve preservation of economic value.

6.08 Deferred Awards. The Committee may provide in an Award Agreement that the Award shall be in whole or in part a Deferred Award. In addition, the Committee may provide, in a manner specified by the Committee in the Award Agreement or in the Committee’s rules and procedures of general application, that a Participant may elect to defer settlement of an Award so that the Award becomes a Deferred Award, subject to the following terms and to such additional terms and conditions as the Committee shall designate in its discretion:

(a)	Deferral Elections. An election to defer an Award shall be made on or before December 31 of the calendar year preceding the calendar year in which the Award is granted, on a form (which may be electronic) authorized by the Committee, and except as provided in Section 7.07 shall not carry over from year to year unless the Committee timely provides otherwise. Such election shall become irrevocable for the period to which it applies as of the last date for making such election. The deferral election shall include (i) the designation and portion of the Award to be deferred, (ii) the date on which settlement of the deferred Award shall be made or commence (which may be a fixed date such as the Participant’s attainment of a particular age, the Participant’s Termination of Service for any reason, or such other dates or circumstances as may be required or permitted by the Committee); and (iii) whether settlement shall be made on a single date or in installments over a period and subject to such terms and conditions as may be set by the Committee at the time of the deferral election. If there is no election as to form of settlement, then settlement shall be made no later than 90 days following the date designated in (ii), in a lump sum in cash, shares of Stock, or such other medium as the Committee may designate.

(b)	New Participants. Notwithstanding subsection (a) above, the Committee may permit a deferral election to be made by a Participant who never previously received an Award and never previously had deferred compensation under any other plan required by Section 409A of the Code to be aggregated with his or her Awards under that Plan. Such an individual’s deferral election shall be made within 30 days of the grant of the Award and shall be effective only with respect to a fractional portion of the Award determined by multiplying (separately with respect to each applicable vesting date), the grant date value of the number of applicable portion of shares of Stock (or other portion of an Award not denominated in shares of Stock) vesting on such vesting date by a fraction, the numerator of which is the number of calendar days between the date the deferral election is received by the Committee and the date such Award (or portion thereof) vests, and the denominator of which is the total number of calendar days between the grant date and the vesting date.

(c)

Performance-Based Compensation. Notwithstanding subsection (a) above, the Committee may permit a deferral election to be made by a Participant with respect to a Performance Award on or before a date that is at least six months before the end of the applicable performance period of at least 12 months, provided the Participant has continuously performed services from the later of the beginning of the performance period or the date the performance criteria are established (provided they are established within 90 days of the beginning of the performance period) through the date such election is made, and provided that the compensation to be paid under the Performance Award is not at the time of the election readily ascertainable within the meaning of Treas. Reg. § 1.409A-2(a)(8).

(d)	Awards Vesting in More than Twelve Months. Notwithstanding subsection (a) above, the Committee may permit a deferral election to be made by a Participant with respect to an Award that is subject to a condition requiring the Participant to continue to remain employed for a period of at least 12 months from the date of the grant. Such a deferral election, if permitted, must be made on or before the 30th day after the grant date, provided that the election is made at least 12 months in advance of the earliest vesting date (other than vesting on account of death or a Change in Control).

(e)	Dividend Equivalents on Deferred Awards. To the extent specified in the Award Agreement, Dividend Equivalents may be credited to deferred Awards (other than Options and SARs) during the deferral period, subject to such terms and conditions as the Committee shall specify.

VII.	Specific Provisions for Awards

7.01 Options. The Committee is authorized to grant Options to Eligible Persons on the following terms and conditions:

(a)	Exercise Price. The exercise price per share of Stock purchasable under an Option (including both ISOs and Nonstatutory Options) shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option.

(b)

Option Term; Time and Method of Exercise. The Committee shall determine the term of each Option, which in no event shall exceed a period of ten years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid and the form of such payment, including, without limitation, cash, Stock (including Stock deliverable upon exercise), Restricted Stock or other property that does not have a deferral feature, other Awards or awards granted under other plans of the Company or any Affiliate, or other property (including through “net exercise” or “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options. If no other time for exercise of an Option is specified in the Award Agreement, the Option shall become exercisable on the third anniversary of the date of grant of such Option or, if earlier, upon the death or Termination of Service for Disability of the Participant.

(c)	Incentive Stock Options.

(i)	Only employees (as determined in accordance with Section 3401(c) of the Code) of the Company or any of its subsidiaries may be granted Incentive Stock Options. For this purpose, “subsidiary” means any company (other than the Company) in an unbroken chain beginning with the Company; provided each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

(ii)	If and to the extent that the aggregate Fair Market Value of the Stock (determined as of the date of grant) with respect to which a Participant’s Incentive Stock Options are exercisable for the first time during any calendar year exceeds $100,000, such Options shall be treated as Nonstatutory Options. For purposes of applying this limitation, Incentive Stock Options shall be taken into account in the order in which they were granted.

(iii)	No Incentive Stock Option shall be granted more than 10 years after the earlier of the adoption of the Plan or shareholder approval of the Plan; provided that after the initial adoption of the Plan, such 10-year period shall be measured from the earlier of a subsequent amendment of the Plan requiring shareholder approval or shareholder approval of the Plan as so subsequently amended.

(iv)	Award Agreements evidencing Incentive Stock Options shall contain such other terms and conditions as may be necessary to comply with the applicable provisions of Section 422 of the Code.

7.02 Stock Appreciation Rights. The Committee is authorized to grant SARs to Eligible Persons. The Committee shall determine the term of each SAR, provided that in no event shall the term of an SAR exceed a period of ten years from the date of grant. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which an SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement (whether cash, Stock, or other property), and the method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not an SAR shall be free-standing or in tandem or combination with any other Award. If no other time for exercise of an SAR is specified in the Award Agreement, the SAR shall become exercisable on the third anniversary of the date of grant of such SAR.

7.03 Restricted Stock Shares. The Committee is authorized to grant Restricted Stock Shares to Eligible Persons on the following terms and conditions:

(a)	Grant and Restrictions. Restricted Stock Shares shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. A Participant shall pay such consideration for the Restricted Stock Shares as the Committee may require, which shall not be less than the par value of the Restricted Stock Shares on the date of grant unless the Restricted Stock Shares are to be settled in Treasury shares. Section 10.04(b) (restricting elections under Section 83(b)of the Code) shall apply to Restricted Stock Shares except to the extent provided in the Award Agreement. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to the Restricted Stock Shares, a Participant granted Restricted Stock Shares shall have all of the rights of a shareholder, including the right to vote the Restricted Stock Shares and the right to receive dividends thereon (subject to subsection (c) below).

(b)	Evidence of Stock Ownership. Restricted Stock Shares granted under the Plan may be evidenced in such manner as the Committee shall determine, including appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. If certificates representing Restricted Stock Shares are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock Shares, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock Shares.

(c)	Dividends and Splits. Any cash dividends paid on a Restricted Stock Share shall be automatically reinvested in additional Restricted Stock Shares or held in kind, which shall be subject to the same terms as applied to the original Restricted Stock to which it relates. Unless otherwise determined by the Committee, cash, shares of Stock or other property distributed in connection with a stock split or stock dividend, and other property distributed as a non-cash dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock Shares with respect to which such Stock or other property has been distributed.

7.04 Restricted Stock Units. The Committee is authorized to grant RSUs to Eligible Persons, subject to the following terms and conditions:

(a)	Award and Restrictions. RSUs shall be subject to restrictions constituting a Substantial Risk of Forfeiture, which conditions may be time-based or performance-based. Unless deferred pursuant to Section 6.08, settlement of RSUs by delivery of cash, shares of Stock, or other property, as specified in the Award Agreement, shall occur upon the lapse of the Substantial Risk of Forfeiture, but no later than within two and one-half months after the last day of the calendar year in which the Substantial Risk of Forfeiture lapses. In addition, RSUs shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the same time as the Substantial Risk of Forfeiture or at earlier or later specified times, separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. If no other time for lapse of restrictions on RSU is specified in the Award Agreement, the RSUs shall become vested and nonforfeitable and the Substantial Risk of Forfeiture shall lapse on the third anniversary of the date of grant of such RSUs. Except as restricted under the terms of the Plan, and any Award Agreement relating to the RSUs, prior to settlement a Participant granted RSUs shall have the right to receive dividend equivalents thereon pursuant to subsection (b) but shall have no right to vote respecting the RSUs or any other rights of a shareholder.

(b)	Dividend Equivalents. Unless otherwise determined by the Committee, Dividend Equivalents on RSUs shall be automatically deemed reinvested in RSUs and shall be paid when the RSUs to which they relate are settled. Notwithstanding the foregoing, Dividend Equivalents shall be forfeited if the RSUs to which they relate are forfeited or otherwise not earned. Unless otherwise determined by the Committee, cash, shares of Stock or other property distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the RSUs with respect to which such Stock or other property has been distributed.

7.05 Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to an Eligible Person, entitling the Participant to receive cash, shares of Stock, other Awards, or other property equivalent to all or a portion of the dividends paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a freestanding basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to restrictions on transferability, risks of forfeiture and such other terms as the Committee may specify with due regard to the applicability of Section 409A of the Code. Notwithstanding the foregoing, (a) Dividend Equivalents shall not be provided with respect to Options or Stock Appreciation Rights, and (b) any Dividend Equivalents associated with a Performance Award shall be forfeited to the extent the Performance Award is forfeited or otherwise not earned.

7.06 Performance Shares and Performance Units. The Committee is authorized to grant Performance Shares and Performance Units to Eligible Persons, subject to the following terms and conditions:

(a)	Performance Shares shall be denominated in shares of Stock. Performance Units shall be denominated in dollars and have an initial value that is established by the Committee at the time of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units or Performance Shares that will be paid out to the Participant, and shall set a Performance Period in accordance with Section 8.01.

(b)	After the applicable Performance Period has ended, the holder of Performance Units or Performance Shares shall be entitled to receive payout on the number and value of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

(c)	Unless the Performance Shares or Performance Units are deferred as provided in Section 6.08, payment of earned Performance Units and Performance Shares shall be made in a single lump sum, as soon as practicable after the Committee has certified the number of Performance Units or Performance Shares earned for the Performance Period, but in no event later than within two and one-half months after the last day of the calendar year in which the Participant’s rights to such Units/Shares have become vested and nonforfeitable and the Substantial Risk of Forfeiture has lapsed. Except as otherwise provided in an Award Agreement, the Committee shall pay earned Performance Shares in Stock but may in its sole discretion pay earned Performance Units in the form of cash or in Stock (or in a combination thereof) which have an aggregate Fair Market Value equal to the value as of the date of distribution of the number of earned Performance Units at the close of the applicable Performance Period. Such Stock may be made subject to any further restrictions deemed appropriate by the Committee.

(d)	Unless otherwise provided in the Award Agreement, Participants shall be entitled to receive Dividend Equivalents paid with respect to Stock which has been earned and become vested as of the close of the performance period in connection with grants of Performance Units or Performance Shares but not yet distributed to Participants, such dividends to be subject to the same terms and conditions as apply to dividends earned with respect to RSUs as set forth in Section 7.04(b).

7.07 Annual Equity Grants, Deferred Stock Units and Deferrals for Non-Employee Directors.

(a)	Unless the Board sets a different equity award policy for Non-Employee Directors, on the date specified by the Board of each year, each Non-Employee Director shall receive a fully vested annual grant of shares of Stock (an “Annual Equity Grant”), with the number determined by dividing a dollar amount by the Fair Market Value of a share of Stock on the date of the Annual Equity Grant. If the Non-Employee Director has then not served for the full period since the date of the prior Annual Equity Grant, his or her Annual Equity Grant shall be a pro-rata grant based on the full months of service as a Non-Employee Director since the date of the prior Annual Equity Grant. The dollar amount shall be $155,000 or such lesser or greater amount as may be approved by the Nominating and Governance Committee of the Board from time to time as part of its periodic evaluation of Non-Employee Director compensation. Unless deferred under subsection (b) below, the Annual Equity Grant shall be immediately distributed in Stock.

(b)	A Non-Employee Director may elect to defer all or any part (in 10% increments) of his or her Annual Equity Grant into either deferred stock units (“DSUs”) or into the account (the “Deferred Cash Compensation Account”) established under subsection (c) below.

(i)	An election to defer the Annual Equity Grant shall be made on or before December 31 of the calendar year preceding the calendar year in which the 12-month period over which the Annual Equity Grant is earned begins (except for a new non-Employee Director, in which event Section 6.08(b) shall apply), on a form (which may be electronic) authorized by the Committee. Such election shall become irrevocable for the period to which it applies as of the last date for making such election. Notwithstanding Section 6.08(a) a deferral election under this subsection (b) shall carry over from year to year, unless changed or revoked at the same time and in the same manner as the a deferral election could be made under this subsection (b). The deferral election shall include (i) the designation and portion of the Annual Equity Grant to be deferred, and (ii) whether it shall be deferred into DSUs or into the Deferred Cash Compensation Account.

(ii)	The value of any DSU at any time shall be the Fair Market Value of one share of Stock. Prior to the Non-Employee Director’s Termination of Service, Dividend Equivalents shall be earned on DSUs, converted into additional DSUs based on the Fair Market Value of the Stock on the date the dividends are converted.

(iii)	DSUs will be paid out in cash in two installments. The first installment shall be paid within 30 days after the date of the Non-Employee Director’s Termination of Service in an amount equal to one-half of his or her then-outstanding DSUs. The second installment shall be paid on the first annual anniversary of the first installment payment in an amount equal to the Non-Employee Director’s remaining DSUs. Pending payment off the second installment, DSUs will be credited with interest on a monthly basis at a monthly compounding rate (the “Prime Borrowing Rate”) equal to the prime lending rate of interest in effect as of the first business day of that month as quoted by the Company’s then-current lending bank financing source for commercial borrowings.

(c)	A Non-Employee Director may elect to defer all or any part (in 10% increments) of his or her annual retainer, committee fees, meeting fees, or any similar fees for service as a Non-Employee Director (“Directors Fees”), plus all or any portion (in 10% increments) of his or her Annual Equity Grant, into a Deferred Cash Compensation Account.

(i)	An election to defer Directors Fees into the Deferred Cash Compensation Account shall be made on or before December 31 of the calendar year preceding the calendar year in which the Directors Fees are earned (except for a new Non-Employee Director, in which event Section 6.08(b) shall apply), on a form (which may be electronic) authorized by the Committee. Such election shall become irrevocable for the period to which it applies as of the last date for making such election. Notwithstanding Section 6.08(a), a deferral election under this subsection (c) shall carry over from year to year, unless changed or revoked at the same time and in the same manner as a deferral election could be made under this subsection (c). The deferral election shall include the designation and portion of the Directors Fees to be deferred.

(ii)	The Deferred Cash Compensation Account shall accrue interest on a monthly basis at a monthly compounding rate equal to 120% of the applicable federal midterm rate (as determined under Section 1274(d) of the Code) until the Non-Employee Director’s Termination of Service.

(iii)

The Deferred Cash Compensation Account will be paid out in cash in two installments. The first installment shall be paid within 30 days after the date of the Non-Employee Director’s Termination of Service in an amount equal to one-half of the balance of his or her Deferred Cash Compensation Account. The second installment shall be paid on the first annual anniversary of the first installment payment in an amount equal to the remaining balance of the Non-Employee Director’s Deferred Cash Compensation Account.

Pending payment of the second installment, the Deferred Cash Compensation Account will be credited with interest on a monthly basis at a monthly compounding rate (the “Prime Borrowing Rate”) equal to the prime lending rate of interest in effect as of the first business day of that month as quoted by the Company’s then-current lending bank financing source for commercial borrowings.

(d)	Annual Equity Grants, Deferred Stock Units, and the Deferred Cash Compensation Account, shall be fully vested at all times.

(e)	The Board may from time to time establish other compensation and deferral arrangements for Nonemployee Directors in addition to or in lieu of the program outlined above in this Section 7.07.

7.08 Bonus Stock and Other Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Stock or factors that may influence the value of shares of Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Stock, purchase rights for shares of Stock, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of shares of Stock or the value of securities of or the performance of specified subsidiaries or Affiliates or other business units. The Committee is authorized to grant shares of Stock as a bonus, or to grant shares of stock or other Awards in lieu of obligations of the Company or an Affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee. The Committee shall determine the terms and conditions of such Awards, which may include the right to elective deferral thereof, subject to such terms and conditions as the Committee may specify in its discretion. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, shares of Stock, other Awards, or other property, as the Committee shall determine, subject to any applicable restrictions of this Plan.

7.09 Cash Awards. The Committee is authorized to grant cash Awards to Eligible Persons as a bonus on such terms and condition as the Committee shall determine, subject to any applicable restrictions of this Plan.

VIII.	Performance Awards

8.01 Performance Awards Generally. The Committee is authorized to grant any Award in the form of a Performance Award. Performance Awards may be denominated as a cash amount, number of shares of Stock, or specified number of other Awards or property (or a combination) which may be earned upon achievement or satisfaction of performance conditions specified by the Committee over a performance period established by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. After the end of each performance period, the Committee shall determine the amount, if any, of the Performance Award for that performance period payable to each Participant. The Committee may, in its discretion, determine that the amount payable to any Participant as a Performance Award shall be reduced from the amount of his or her potential Performance Award, including a determination to make no final Award whatsoever, and may exercise its discretion to increase the amounts payable under any Performance Award, except as limited under Section 8.02 (relating to Performance Awards intended to qualify as “performance-based compensation” under Section 162(m)) of the Code. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of Termination of Service by the Participant or other event (including a Change in Control) prior to the end of a performance period or otherwise prior to settlement of such Performance Awards. Settlement of Performance Awards shall be in cash, Stock, other Awards or other property, as provided in the Award Agreement in the discretion of the Committee.

8.02 Performance Awards Under Section 162(m) of the Code. If the Committee determines that a Performance Award should qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of one or more preestablished performance goals and shall be subject to other terms set forth in this Section 8.02.

(a)	Performance Goal Generally. The performance goal for Performance Awards intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code shall consist of one or more of the business criteria listed in Section 8.03, including or excluding the adjustments described in Section 8.03, and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Article VIII. The Performance Award may also have threshold levels of performance (below which no Performance Award shall be paid) and maximum levels of Performance Award, regardless of the degree to which the actual performance exceeds the target level. The performance goal shall be objective. Any performance goal may be established for one performance period or averaged over time, as the Committee may deem appropriate. Performance may, but need not be, based on a change or an increase or positive result. Performance goals may differ for Performance Awards granted to any one Eligible Person or to different Eligible Persons. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(b)	Performance Period; Timing for Establishing Performance Goals; Per-Person Limit. Achievement of performance goals in respect of a Performance Award intended to qualify for the “performance-based compensation” exception under Section 162(m) of the Code shall be measured over a performance period specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed. The level of attainment of performance goals be substantially uncertain at the time such goals are established, as required under Treas. Reg. § 1.162-27. In all cases, the maximum Performance Award of any Participant intended to qualify for the “performance-based compensation” exception under Section 162(m) of the Code shall be subject to the per-person limitation set forth in Section 5.03.

(c)	Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of one or more performance goals based on one or more of the business criteria set forth in Section 8.02(b) during the performance period, as specified by the Committee. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria. The maximum amount payable to any Participant shall be a stated percentage of the bonus pool; provided the sum of such percentages shall not exceed 100%.

8.03 Performance Criteria. If the Committee determines that a Performance Award should qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, the performance criteria shall be selected from among the following:

(a)	Sales, on a corporate, divisional or unit basis, including (i) net sales; (ii) unit sales volume; (iii) aggregate product price; (iv) same store sales or (v) comparable store sales;

(b)	Share price, including (i) market price per share; and (ii) share price appreciation;

(c)

Earnings, on a corporate, divisional or unit basis, including (i) earnings per share, reflecting dilution of shares; (ii) gross or pre-tax profits; (iii) post-tax profits; (iv) operating profit; (v) earnings net of or including dividends; (vi) earnings net of or including the after-tax cost of capital; (vii) earnings before (or after) interest and taxes (“EBIT”); (viii) earnings per share from continuing operations, diluted or basic; (ix) earnings before (or after) interest, taxes, depreciation and amortization (“EBITDA”); (x) pre-tax operating earnings after interest and before incentives, service fees and extraordinary or special items; (xi) operating earnings; (xii) growth in earnings or growth in earnings per share; and (xiii) total earnings;

(d)	Return on equity, on a corporate, divisional or unit basis; including (i) return on equity; (ii) return on invested capital; (iii) return or net return on assets; (iv) return on net assets; (v) return on equity; (vi) return on gross sales; (vii) return on investment; (viii) return on capital; (ix) return on invested capital; (x) return on committed capital; (xi) financial return ratios; (xii) value of assets; and (xiii) change in assets;

(e)	Cash flow(s), on a corporate, divisional or unit basis, including (i) operating cash flow; (ii) net cash flow; (iii) free cash flow; (iv) cash flow on investment;

(f)	Revenue, on a corporate, divisional or unit basis, including (i) gross or net revenue; and (ii) changes in annual revenues;

(g)	Margins, on a corporate, divisional or unit basis, including (i) adjusted pre-tax margin; and (ii) operating margins;

(h)	Income, on a corporate, divisional or unit basis, including (i) net income; and (ii) consolidated net income,

(i)	Economic value added;

(j)	Costs, on a corporate, divisional or unit basis, including (i) operating or administrative expenses; (ii) operating expenses as a percentage of revenue; (iii) expense or cost levels; (iv) reduction of losses, loss ratios or expense ratios; (v) reduction in fixed costs; (vi) expense reduction levels; (vii) operating cost management; and (viii) cost of capital;

(k)	Financial ratings, on a corporate, divisional or unit basis, including (i) credit rating; (ii) capital expenditures; (iii) debt; (iv) debt reduction; (v) working capital; (vi) average invested capital; and (vii) attainment of balance sheet or income statement objectives;

(l)	Market or category share, on a corporate, divisional or unit basis, including (i) market share; (ii) volume; (iii) unit sales volume; and (iv) market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas;

(m)	Shareholder return, including (i) total shareholder return, stockholder return based on growth measures or the attainment of a specified share price for a specified period of time; and (ii) dividends; and

(n)	Objective nonfinancial performance criteria on a corporate, divisional or unit basis, including (i) attainment of strategic and business goals;

(ii) regulatory compliance; (iii) productivity and productivity improvements; (iv) inventory turnover, average inventory turnover or inventory controls; (v) net asset turnover; (vi) customer satisfaction based on specified objective goals or company-sponsored customer surveys; (vii) employee satisfaction based on specified objective goals or company-sponsored employee surveys; (viii) objective employee diversity goals; (ix) employee turnover; (x) specified objective environmental goals; (xi) specified objective social goals; (xii) specified objective goals in corporate ethics and integrity; (xiii) specified objective safety goals; (xiv) specified objective business integration goals; (xv) specified objective business expansion goals or goals relating to acquisitions or divestitures; and (xvi) succession plan development and implementation.

The Committee may provide in any Performance Award that any evaluation of performance shall include or exclude any of the following items: (1) asset write-downs; (2) litigation or claim judgments or settlements; (3) the effect of changes in tax laws, accounting principles, regulations, or other laws or regulations affecting reported results; (4) any reorganization and restructuring programs; (5) acquisitions or divestitures; (6) unusual nonrecurring or extraordinary items identified in the Company’s audited financial statements, including footnotes; (7) annual incentive payments or other bonuses; or (8) capital charges.

8.04 Settlement of Performance Awards. Prior to settlement of a Performance Award intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, the Committee shall certify the level of attainment of performance goals and the satisfaction of other material terms of the Award upon which settlement of the Award was conditioned. The Committee may not exercise discretion to increase the amount payable to a covered employee (as defined in Section 162(m)(3)) of the Code in respect of a Performance Award intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards intended to qualify for the “performance-based compensation” exception under Section 162(m) of the Code do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code.

8.05 Written Determinations. Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards, the level of actual achievement of the specified performance goals, and the amount of any actual Performance Award shall be recorded in writing in the case of Performance Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

8.06 Additional and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either in addition to, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Affiliate, or any business entity acquired or to be acquired by the Company or an Affiliate. An Award may specify that the Participant is to receive payment from the Company or any Affiliate. Awards granted in addition to other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards.

8.07 Interest. Unless interest is specifically provided for in this Plan or the Award Agreement, no interest will be paid on Awards. The Award Agreement may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the granting or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

8.08 Exemptions from Section 16(b) Liability. With respect to a Participant who is then subject to the reporting requirements of Section 16(a) of the Exchange Act in respect of the Company, the Committee shall grant Awards under the Plan and otherwise administer the Plan in a manner so that the grant and exercise of each Award with respect to such a Participant may qualify for an available exemption from liability under Rule 16b-3, Rule 16b-6, or otherwise not be subject to liability under Section 16(b), provided that this provision shall not be construed to limit sales or other dispositions by such a Participant (in connection with an exercise or otherwise), and shall not limit a Participant’s ability to engage in other non-exempt transactions under the Plan. The Committee may authorize the Company to repurchase any Award or shares of Stock deliverable or delivered in connection with any Award in order to avoid a Participant who is subject to Section 16 of the Exchange Act incurring liability under Section 16(b). Unless otherwise specified by the Participant, equity securities or derivative securities acquired under the Plan which are disposed of by a Participant shall be deemed to be disposed of in the order acquired by the Participant.

IX.	Change in Control

9.01 Committee Discretion for Awards that are not 409A Compensation. Unless otherwise provided in the Award Agreement, in the event there is any Change in Control, the Committee may, in its discretion, with respect to any Award or agreement that is not 409A Compensation, without the consent of the Participant, provide for any or all of the following to occur:

(a)	the assumption or substitution of, or adjustment to, such outstanding Award or agreement;

(b)	acceleration of the vesting of such Award and termination of any restrictions or performance conditions on such Award; or

(c)	the cancellation of such Award or agreement for a payment to the Participant in cash or other property in an amount determined by the Committee.

The Committee may provide for the preceding to occur immediately upon the Change in Control or upon the Termination of Service of the Participant initiated by the Company or an Affiliate other than for Cause within a fixed time following the Change in Control. In addition, with respect to any unexercised Option or SAR, the Committee may extend the period for exercising the vested portion thereof for a stated period following such a Termination of Service within such fixed time (but only during the stated term of the Option or SAR).

9.02 Effect of Change in Control on 409A Compensation. Unless otherwise provided at the time of grant of an Award providing for 409A Compensation, in the event there is a Change in Control, and within the one-year period thereafter, an affected Participant has a Termination of Service initiated by the Company or an Affiliate other than for Cause, then such Participant’s outstanding Awards shall thereupon become fully vested, any restrictions or performance conditions on such Award shall thereupon lapse; and the Award shall be settled as promptly as practicable but no more than 30 days following such termination, subject to Section 10.12(b).

X.	General Provisions

10.01 Additional Award Forfeiture Provisions. The Committee may condition an Eligible Person’s right to receive a grant of an Award, or a Participant’s right to exercise an Award, to retain Stock, cash or other property acquired in connection with an Award, or to retain the profit or gain realized by a Participant in connection with an Award, including cash or other property received upon sale of Stock acquired in connection with an Award, upon the Participant’s compliance with specified conditions relating to non-competition, confidentiality of information relating to the Company, non-solicitation of customers, suppliers, and employees of the Company, cooperation in litigation, non-disparagement of the Company and its officers, Directors and Affiliates, or other requirements applicable to the Participant, as determined by the Committee, at the time of grant or otherwise, including during specified periods following Termination of Service.

10.02 Compliance with Legal and Other Requirements.

(a)	The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation (including, without limitation, obtaining any approval, order or ruling from the Securities and Exchange Commission, the Internal Revenue Service or any other governmental agency that the Committee or the Company shall determine to be necessary or advisable), listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Company may consider appropriate, and may require any Participant, as a condition of receiving payment under an Award or delivery of Stock under an Award, to make such representations and covenants, furnish such information and comply with or be subject to such other conditions as the Company deems necessary or advisable in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b)	Without limiting the generality of the foregoing, no Stock or other form of payment shall be delivered with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal, state and other securities laws. All certificates, or book-entry accounts, for shares of Stock delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which Stock is then listed and any applicable federal, state or other securities laws, and the Company may cause a legend or legends to be placed on any such certificates, or notations on such book-entry accounts, to make appropriate reference to such restrictions. The foregoing provisions of this paragraph 10.02(b) shall not be effective with respect to Awards held by United States residents (a) if and to the extent that the shares of Stock delivered under the Plan are covered by an effective and current registration statement under the Securities Act of 1933, as amended, and the Stock is a “covered security” within the meaning of Section 18 of the Securities Act of 1933, as amended, or (b) if and so long as the Company determines that application of such provisions are no longer required or desirable. Without limiting the foregoing, the Committee may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any shares of Stock delivered under the Plan, including, without limitation, restrictions under the Company’s insider trading policy and restrictions as to the use of a specified brokerage firm for such resales or other transfers.

10.03 Designation of Beneficiary. By written instrument filed with the Company during the Participant’s lifetime in a manner specified by the Committee in the Award Agreement or in the Committee’s rules and procedures of general application, each Participant may file with the Committee a written designation of one or more persons or revocable trusts as the Beneficiary who shall be entitled to receive the amount, if any, payable hereunder after the Participant’s death or to exercise an Award or to receive settlement of an Award after the Participant’s death. No such designation of Beneficiary shall be effective until filed with the Committee. A Participant may, from time to time, revoke or change his or her Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Committee. The last such designation received by the Committee prior to the Participant’s death shall be controlling. If no such Beneficiary designation is in effect at the time of the Participant’s death, or if no designated Beneficiary survives the Participant, the Participant’s estate shall be deemed to have been designated his or her Beneficiary and the executor or administrator thereof shall receive the amount, if any, payable hereunder and shall be entitled to exercise or receive settlement of an Award after the Participant’s death. If the Committee is in doubt as to the right of any person as Beneficiary, the Company may retain any amount in question until the rights thereto are determined, or the Company may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Company therefor.

10.04 Tax Provisions.

(a)	Withholding. The Company and any Affiliate is authorized to withhold, at the time of grant or settlement or other time as appropriate, from any Award or Account, any payment relating to an Award or Account, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes required to be withheld by the Company or Affiliate. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of the Company’s (or an Affiliate’s) withholding obligations in the discretion of the Committee. Unless the Committee otherwise specifies, Participants shall satisfy withholding tax amounts by having the Company (or an Affiliate) withhold from the Stock to be delivered upon exercise of an Option or vesting or settlement of a Stock Award that number of shares of Stock having a Fair Market Value equal (but not in excess of) to the minimum amount required by law to be withheld, and any additional required withholding shall be satisfied in cash.

(b)	Required Consent to and Notification of Section 83(b) Election of the Code. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award Agreement or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Committee of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or other applicable provision.

(c)	Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code. If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of an ISO under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Participant shall notify the Committee of such disposition within ten days thereof.

(d)

Payment of Tax Amount. Notwithstanding anything herein to the contrary, in the event the Internal Revenue Service should finally determine that an Award that has not been settled is nevertheless required to be included in the Participant’s or a Beneficiary’s gross income for federal income tax purposes, then an amount necessary to pay the minimum applicable federal, state or local income taxes on such includible value shall be distributed with respect to the Award in a lump sum cash payment within sixty (60) days after such determination, without the requirement of separate approval by the Committee. A “final determination” of the Internal Revenue Service is a determination in writing ordering the payment of additional tax, reporting of additional gross income or otherwise requiring an Account or portion thereof to be included in gross income, which is not appealable or which the Participant or Beneficiary does not appeal within the time prescribed for appeals. For avoidance of doubt, this Section 10.04(d) applies to all Awards and Accounts both 409A Compensation and non-409A Compensation.

(e)	Participant Responsibility. Each Participant is solely responsible for all taxes of any nature imposed on the Participant in connection with any Award, including without limitation any taxes under Section 409A or Section 4999 of the Code. Nothing in this Plan or any Award Agreement shall be construed to guarantee the tax consequences to the Participant of any Award.

10.05 Limitation on Benefits.

(a)	In the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) (a “Payment”) would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of the Participant to this Plan (such payments or distributions pursuant to this Plan are hereinafter referred to as “Plan Payments”) shall be reduced to the Reduced Amount. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Plan Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. Such reduction shall be applied after any reduction to zero if necessary under the Walgreens Boots Alliance, Inc. Executive Severance and Change in Control Plan but before any reduction of any other payments that are not Plan Payments unless the plan or agreement calling for such payments expressly provides to the contrary making specific reference to this Plan. Anything to the contrary notwithstanding, if the Reduced Amount is zero and it is determined further that any Payment which is not a Plan Payment would nevertheless be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of Payments which are not Plan Payments shall also be reduced (but not below zero) to an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. For purposes of this Section, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

(b)	The Committee shall select a firm of certified public accountants of national standing, (the “Accounting Firm”), which may be the firm regularly auditing the financial statements of the Company. The Accounting Firm shall make all determinations required to be made under this Section and shall provide detailed supporting calculations both to the Company and the Participant within 15 business days of the Termination of Service or such earlier time as is requested by the Company and an opinion to the Participant that he has substantial authority not to report any Excise Tax on his Federal income tax return with respect to any Payments. Any such determination by the Accounting Firm shall be binding upon the Company and the Participant. The Accounting Firm shall determine which and how much of the Plan Payments or Payments, as the case may be, shall be eliminated or reduced consistent with the requirements of this Section 10.05, provided that, if the Accounting Firm does not make such determination within 15 business days of the Termination of Service the Company shall elect which and how much of the Plan Payments or Payments, as the case may be, shall be eliminated or reduced consistent with the requirements of this Section 10.05 and shall notify the Participant promptly of such election. Within five business days thereafter, the Company shall pay to or distribute to or for the benefit of the Participant such amounts as are then due to the Participant under this Plan.

(c)	As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Plan Payments or Payments, as the case may be, will have been made by the Company which should not have been made (“Overpayment”) or that additional Plan Payments or Payments, as the case may be, which will not have been made by the Company could not have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Participant which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, promptly on notice and demand the Participant shall repay to the Company any such Overpayment paid or distributed by the Company to or for the benefit of the Participant together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such amount shall be payable by the Participant to the Company if and to the extent such payment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

10.06 Amendment and Termination of the Plan. The Company, acting through its Board directly or on the recommendation of the Committee, may at any time terminate, and from time to time may amend or modify the Plan; provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the shareholders if shareholder approval is required to enable the Plan to satisfy any applicable federal or state statutory or regulatory requirements or applicable exchange listing requirements; and provided further, that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any outstanding Award (for this purpose, actions that alter the timing of federal income taxation of a Participant will not be deemed material unless the Committee determines that such action would result in an income tax penalty on the Participant).

10.07 No Repricing. Without the approval of shareholders, the Committee will not amend or replace previously granted Options or SARs in a transaction that constitutes a “repricing,” as such term is used in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange. In addition, and for avoidance of doubt, none of the following is permitted to occur without approval of shareholders: (a) lowering the grant price of outstanding Options and SARs, and (b) cancelling outstanding Options and SARs in exchange for cash, other Awards, or replacement Options and SARs with grant prices that are less than the grant prices of the cancelled Options or SARs.

10.08 Clawback; Right of Setoff. Awards are subject to the Company’s policy on recoveries and such other terms and conditions as the Committee may impose. The Company or any Affiliate may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or an Affiliate may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section. Notwithstanding the foregoing, no setoff form 409A Compensation may be made if it results in acceleration or deferral of the permitted payment date under Section 409A of the Code.

10.09 Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Section 162(m) of the Code, and such other arrangements may be either applicable generally or only in specific cases.

10.10 Treatment of Awards by Other Plans. No Award shall be treated as compensation for the purpose of determining benefits based on compensation under any other plan or arrangement of the Company or any Affiliate unless such plan or arrangement provides to the contrary making specific reference to this Plan or to such form of compensation under a Former Plan.

10.11 Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration, or if less, the Fair Market Value on the date of forfeiture of the Stock for which the Participant paid. Distributions in Stock shall be made in whole shares only, with the value of any fractional share distributed in cash.

10.12 Considerations Under Section 409A of the Code.

(a)	Construction in Compliance with Code Section 409A. The Company intends that none of the grant, exercise, settlement or amendment or termination of any Award under the Plan will cause the Participant to be liable for payment of interest or a tax penalty under Code Section 409A. The provisions of the Plan and any Award Agreement shall be construed consistent with that intent.

(b)	Six-Month Delay. Any distribution or settlement of 409A Compensation triggered by the Termination of Service of a Specified Employee that would otherwise be made prior to the Deferred Distribution Date (as defined below) shall not occur earlier than the Deferred Distribution Date. The “Deferred Distribution Date” is the day that is six (6) months and one (1) day after a Participant’s Termination of Service (or the Specified Employee’s date of death, if earlier).

(c)	Certain Grandfathered Awards. Awards under a Pre-Existing Plan that are “grandfathered” under Section 409A of the Code and that, but for such grandfathered status, would be deemed to be subject to Section 409A of the Code shall be subject to the terms and conditions of the applicable Pre-Existing Plan, provided that if any provision adopted by amendment to a Pre-Existing Plan or an Award Agreement after October 3, 2004, would constitute a material modification of such grandfathered Award, such provision will not be effective as to such Award unless so stated by the Committee in writing with specific reference to revoking such grandfathered status.

10.13 Governing Law. The Plan and all agreements and forms hereunder shall be construed in accordance with and governed by the laws of the State of Illinois without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

10.14 Awards to Participants Outside the United States. The Committee may adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for a Participant or group of participants who are then resident or primarily employed outside of the United States. Without limiting the generality of the foregoing, the Committee is specifically authorized (a) to adopt the rules and procedures regarding the conversion of local currency, withholding procedures and handling of evidence of Stock ownership which vary with local requirements and (b) to adopt sub-plans, and Plan addenda as the Committee deems desirable, to accommodate foreign laws, regulations and practice; and (C) to modify the terms of any Award under the Plan in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States.

10.15 Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or an Affiliate, (ii) interfering in any way with the right of the Company or an Affiliate to terminate any Eligible Person’s or Participant’s employment or service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award. Neither the Plan nor any action taken hereunder shall be construed to alter the status of any Eligible Person or Participant as an employee at will. Except as expressly provided in the Plan or an Award Agreement, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the Participant any rights or remedies thereunder.

10.16 Severability; Entire Agreement. If any of the provisions of this Plan or any Award Agreement are finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of provision of a restrictive covenant applicable to an Award pursuant to Section 10.01 (a “Restrictive Covenant”) is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder; and further provided that if any portion of a Restrictive Covenant is finally held to be invalid, illegal or unenforceable notwithstanding such modification or because such modification of the acceptable scope does not cure such invalidity, illegality or unenforceability, such provision shall not be severable, the entire Award shall be deemed invalid, illegal and unenforceable; the Company and its Affiliates shall have no liability or obligation respecting such Award, and the Participant shall forthwith restore to the Company any payment or settlement previously made pursuant to that Award. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

10.17 Plan Term. Unless earlier terminated by action of the Board of Directors, the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan, and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan; subject to Section 7.01(C)(iii) regarding Incentive Stock Options.

10.18 Gender and Number. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definitions of any term herein in the singular shall also include the plural.

10.19 General Creditor Status. With respect to any award other than Restricted Stock Shares, each Participant and Beneficiary shall be and remain an unsecured general creditor of the Company with respect to any payments due and owing to such Participant or Beneficiary hereunder. All payments to persons entitled to benefits hereunder shall be made out of the general assets of the Company and shall be solely the obligation of the Company. To the extent the Plan is a promise by the Company to pay benefits in the future and it is the intention of the Company and Participants that the Plan be “unfunded” for tax purposes (and for the purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended).